                                                                   Exhibit 10.12




                            COOPER INDUSTRIES, INC.
                      EXECUTIVE STOCK INCENTIVE AGREEMENT


           This Agreement is made as of the ______ day of ________, 1996, between Cooper Industries, Inc., an Ohio Corporation, having its principal offices in Houston, Texas (the "Company") and ____________, an Executive of the Company (the "Executive"). All capitalized terms used in this Agreement are as defined in the Cooper Industries, Inc. Stock Incentive Plan dated November 7, 1995 (the "Plan"), unless otherwise defined in this Agreement.

           1. Performance Period. For purposes of this Agreement, the "Performance Period" shall be January 1, ____ to December 31, ____.

           2. Performance Shares Grant. Pursuant to the Plan, the Company hereby grants to the Executive an Award of Performance Shares that may be earned based on the financial performance of the Company during the Performance Period. The Committee has established Performance Goals such that if the Company achieves a cumulative annual growth rate of earnings per share ("EPS") for the Performance Period of ___ percent or greater, then the Executive will be issued Performance Shares in accordance with the following chart:

                           Fully Diluted EPS
                           Cumulative Total       Performance
                                 Over               Shares
Performance   Annual EPS      Performance         That May Be
  Target      Growth Rate       Period               Earned
- -----------   -----------  -----------------      -----------
Threshold         ___%           $________            ______
Good              ___%           $________            ______
Commendable       ___%           $________            ______
Outstanding       ___%           $________            ______

  The number of shares appearing under the heading "Performance Shares That May Be Earned" shall constitute the Executive's Total performance Shares Award under this Paragraph 2. Performance Shares are dominated in shares of the Company's Common Stock.

  At the end of the Performance Cycle, the Committee shall determine the level of achievement of the Performance Goals and the Performance Shares, if any, earned by the Executive shall be issued to the Executive, or if deferred, credited to the Executive's Account.

          3. Dividends. Upon issuance of Performance Shares earned pursuant to Paragraph 2 above, the Company shall pay to the Executive in cash an amount equal to the aggregate amount of cash dividends that the Executive would have received had the Executive been the owner of record of such earned Performance Shares during the Performance Period.

          4. Election to Receive Cash for Shares. Subject to the conditions set forth in this Paragraph 4, the Executive may request that a portion of the Award granted under this Agreement, if earned, be paid in cash in an amount equal to the fair market value of such portion of the earned Performance Shares. Such request shall be made by delivering to the Company at the office of its Secretary a notice setting forth that portion (expressed as a percentage) of Performance Shares for which the Executive desires to receive cash. In no event may the Executive receive under this Paragraph cash for Performance Shares in an amount greater than 50 percent of the fair market value of the Performance Shares to be received by the Executive pursuant to Paragraph
2. For the purposes of this Paragraph 4, the fair market value of the Performance Shares shall be the average of the high and low trading prices of the Company's Stock on the New York Stock Exchange on the date on which the Committee determines that the Performance Goals have been met. The Committee shall consider the Executive's request and have absolute discretion to determine if and to what extent the request shall be approved. To the extent the Executive's request is not approved, the Executive shall receive payment of the Award in Shares.

          5. Tax. The Company is authorized to withhold from any cash payment relating to the Award or from any other cash compensation then or thereafter payable to the Executive any tax required to be withheld by reason of the receipt of compensation resulting from the Award or issuance of Performance Shares hereunder. Pursuant to Article XVI of the Plan, the Executive may request that the Company satisfy any withholding obligations by having the Company retain the number of Shares from the Award whose Fair Market Value equals the amount required to be withheld. The Committee, in its sole discretion, may permit such withholding of Shares.

          6. Forfeiture. In the event of termination of the Executive's employment with the Company prior to the expiration of the Performance Period for any reason other than death, disability or retirement at or after age 65, the Executive shall forfeit all Performance Shares granted pursuant to the Plan, for no consideration. In the event of the Executive's death, disability or retirement at or after age 65, the Committee may, in its sole discretion, terminate the forfeiture restrictions and award Performance Shares based upon the Company's performance from the commencement of the Performance Period through the calendar quarter immediately preceding the date of the Executive's retirement.

          7. Election to Defer Shares. The Executive shall have the right to elect to defer the issuance and receipt of all or a part of any Shares to which such Executive may become entitled pursuant to Paragraph 2 until either the Executive's termination of employment with the Company or a calendar year specified by the Executive. The dividend equivalent cash payments pursuant to Paragraph 3 with respect to Performance Shares shall not be paid on or after the expiration of the Performance Period, as provided, but instead shall be credited to a deferral account established by the Company for the Executive ("Executive Account"). The Executive Account shall be increased from time to time by the amount of cash dividends which the Executive would have received had he or she been the owner of record of such deferred shares during the deferral period with respect to such shares. The balance from time to time of the Executive's Account shall bear interest in an amount equal to the average quarterly prime rate of interest charged by The Chase Manhattan Bank, N.A.

  The deferred shares shall be issued in three annual installments unless (i) the Committee, in its discretion, determines to issue all of such deferred shares on the first installment date or (ii) the Executive dies prior to issuance of all of the deferred shares. Upon issuance of any or all of such shares, the Company also shall pay to the Executive in cash the portion of the Executive's Account theretofore credited with respect to such issued shares together with accrued interest thereon as provided above. If the Executive elects deferral until termination of employment, the first installment shall be made in January of the year following such termination. If the Executive elects deferral until a specified calendar year, the first installment shall be made in January of such year. In the event the Executive dies prior to issuance of all of the deferred shares or the payment of cash with respect thereto, all deferred shares shall be issued and all cash payments shall be made in January of the year following the Executive's death to the Executive's beneficiary or beneficiaries as such Executive may designate in writing to the Company. A deferral election by an Executive hereunder must be made in writing to the Company on or before December 31 of the year next preceding the expiration of the Performance Period of the grant. The election to receive cash provided for in Paragraph 4 shall not be available with respect to shares the receipt of which is deferred under this Paragraph 7.

         8. Change in Control. In the event of a Change in Control, all outstanding Awards shall vest automatically, all forfeiture restrictions shall lapse, and all Performance Share Awards shall be deemed earned at the maximum Performance Goal level.

  It is recognized that under certain circumstances: (a) Payments or benefits provided to the Executive might give rise to an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, or any successor provision thereof; and (b) It might be beneficial to the Executive to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom; and (c) Under such circumstances it would not be to the disadvantage of the Company to permit the Executive to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.

  Accordingly, the Executive may, at the Executive's option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Agreement that would constitute "excess parachute payments," and it shall be the Executive's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Executive exercises such option, so as to avoid "excess parachute payments."

          9. Securities Laws. (a) The issuance of all Shares provided for herein is subject to registration under the Securities Act of 1933. The Company will use its best efforts to make effective and to maintain such registration. No Shares will be issued pursuant to the Plan in the absence of an effective registration, unless the Company has received evidence of exemption therefrom which is satisfactory to counsel for the Company. The Executive agrees to be bound by such provisions as the Company may require to the end that the issuance by the Company and the sale by the Executive of any Shares which are the subject of this Agreement, shall be in compliance with the applicable securities laws.

  (b)The Executive acknowledges that the Award of Performance Shares pursuant to the Plan and this Agreement is reportable to the Securities and Exchange Commission on a Form 4 report. The Executive agrees to file a Form 4 report no later than ______________.

          10. Amendments. The Committee shall have the authority, subject to the express provisions of the Plan, to construe this Agreement, to establish, amend and rescind rules and regulations relating to the Plan and to make all other determinations, which in the judgment of the Committee are necessary and desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect. All action by the Committee under the provisions of this Paragraph shall be conclusive for all purposes, provided however, that no significant diminution in the economic value of this Agreement to the Executive shall result from any amendment to the Plan subsequent to the effective date of this Agreement.

          11. Consideration. The parties agree that the consideration for any issuance of Shares hereunder shall be past services by the Executive having a value not less than the par value of such Shares.

          12. Plan Incorporated. The Executive acknowledges receipt of a copy of the Plan, and agrees that this grant of Performance Shares shall be subject to all of the terms and provisions of the Plan, including future amendments and shareholder approval, if any, pursuant to Paragraphs XIX and XXVI, respectively, of Plan or Paragraph 10 of this Agreement.

          13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Executive.

  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Executive has executed this Agreement, all as of the date first above written.

                                        COOPER INDUSTRIES, INC.


                                         By ________________________________




                                         EXECUTIVE


                                         By _________________________________
                                            Name:
                                            Title: